UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    November 17, 2008

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

                  001-13183                                                                       58-2122873

     (Commission File Number)                                             (IRS Employer Identification No.)

     450 Northridge Parkway, Suite 302, Atlanta, Georgia                            30350

                   (Address of Principal Executive Offices)                                    (Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors;

                    Appointment of Certain Officers; Compensatory Arrangements of Certain

           Officers.

On November 17, 2008, the board of directors of Roberts Realty Investors, Inc. elected Mr. John L. Davis as a director, effective immediately. Mr. Davis serves as a member of the Audit Committee and the Compensation Committee of the board of directors. Our board of directors has determined that Mr. Davis is an “independent” director within the meaning of Section 803A of the Company Guide of the NYSE Alternext US (formerly the American Stock Exchange), Item 407(a) of Regulation S-K and SEC Rule 10A-3 – Listing Standards Relating to Audit Committees. There has been no transaction during the past two years, or proposed transaction, to which we were or are to be a party in which Mr. Davis had or has a direct or indirect material interest required to be disclosed under Item 404 of SEC Regulation S-K. The election of Mr. Davis brings the company back into compliance with a continued listing standard of NYSE Alternext, which resulted from the unexpected death of director Dennis H. James on September 2, 2008.

In accordance with the standard compensation arrangements for our directors, Mr. Davis will receive an annual fee of $12,000 for attendance, in person or by telephone, at meetings of the board of directors and its committees and will receive reimbursement for reasonable travel expenses and out-of-pocket expenses incurred in connection with his activities on our behalf.

A copy of the press release that we issued on November 17, 2008 announcing the election of Mr. Davis to our board of directors is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.     Exhibit

99.1               Press release issued by Roberts Realty Investors, Inc. on November 17, 2008

                      regarding the election of Mr. John L. Davis to its Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: November 17, 2008	By: /s/ Charles R. Elliott
Charles R. Elliott
Chief Financial Officer